UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Benchmark Electronics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BENCHMARK ELECTRONICS, INC.

3000 Technology Drive
Angleton, Texas 77515

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MAY 9, 2007

Shareholders of Benchmark Electronics, Inc.:

The 2007 Annual Meeting of Shareholders of Benchmark Electronics, Inc. (the Company) will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on Wednesday, May 9, 2007, beginning at 10:00 a.m. (local time), for the following purposes:

1.      to elect eight directors to serve on the Board of Directors until the 2008 annual meeting of shareholders and until their successors are duly elected and qualified;

2.      to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2007; and

3.      to transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 27, 2007 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting. Regardless of whether you plan to attend the meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope or to vote by telephone or via the Internet pursuant to the instructions on the proxy card at your earliest convenience.

By order of the Board of Directors,

/s/ KENNETH S. BARROW

Kenneth S. Barrow
Secretary

Angleton, Texas
April 4, 2007

YOUR VOTE IS IMPORTANT.

To ensure your shares are represented at the meeting, please complete, date, sign and return the enclosed proxy in the accompanying envelope or vote by telephone or via the Internet pursuant to the instructions on the proxy card at your earliest convenience, whether or not you plan to attend the meeting. No additional postage is necessary if the proxy is mailed in the United States. The proxy is revocable at any time before it is voted at the meeting.

BENCHMARK ELECTRONICS, INC.
3000 Technology Drive
Angleton, Texas 77515
(979) 849-6550

April 4, 2007

PROXY STATEMENT
FOR
2007 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MAY 9, 2007

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the Board) of Benchmark Electronics, Inc. (the Company) for use at the 2007 Annual Meeting of Shareholders of the Company to be held on Wednesday, May 9, 2007, beginning at 10:00 a.m. (local time), and any adjournment thereof (the Meeting) for the purposes set forth in this Proxy Statement and the accompanying Notice. It is anticipated that this Proxy Statement, the Notice and the enclosed form of proxy will be sent to shareholders on or about April 9, 2007.

Proxies

Proxies in the enclosed form that are properly executed and received by the Company before or at the Meeting and which are not revoked will be voted in accordance with the directions set forth therein. If no direction is made, a proxy that is properly signed and received by the Company and which is not revoked will be voted FOR the election of all nominees for director named herein to serve on the Board until the 2008 annual meeting of shareholders and until their successors are duly elected and qualified, and FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2007. If any other matter, not known or determined at the time of the solicitation of proxies, properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. The proxy also confers on the persons named therein discretionary authority to vote with respect to any matters presented at the Meeting for which advance notice was not received by the Company prior to January 30, 2007. Proxies may be revoked by written notice received by the Secretary of the Company at any time before they are voted by delivering to the Secretary of the Company a signed notice of revocation, or a later dated signed proxy, or by attending the Meeting and voting in person by ballot.

Voting Securities

Shareholders of record at the close of business on March 27, 2007 are entitled to notice of and to vote at the Meeting. As of March 27, 2007, there were 72,121,703 common shares, $0.10 par value per share (“Common Shares”), issued, outstanding and entitled to vote at the Meeting. Each Common Share is entitled to one vote on all matters that may properly come before the Meeting.

Quorum and Other Matters

The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding Common Shares is necessary to constitute a quorum. Common Shares represented by a properly completed, signed and returned proxy will be counted as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Common Shares held by nominees which are voted on at least one matter coming before the Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner’s discretion has been withheld (a “non-vote”) for voting on some or all other matters.

The affirmative vote of a majority of the outstanding Common Shares is required to authorize the proposed amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized Common Shares. All other matters specified in the notice of the Meeting require the approval of the affirmative vote of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. An abstention, a broker non-vote or a withholding of authority to vote with respect to the election of directors or the ratification of the appointment of the Company’s independent registered public accountants will have the effect of a vote against the proposal.

An Inspector of Election appointed by the Company will tabulate votes at the Meeting.

The Board is not aware of any matters that are expected to come before the Meeting other than those referred to in this Proxy Statement. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

The following table sets forth certain information with respect to each nominee for election as a director of the Company. Each nominee was proposed for reelection by the Nominating/Governance Committee for consideration by the Board and proposal to the Shareholders. The information as to age, principal occupation, and directorships has been furnished by each such nominee.

Name	Age	Principal Occupation	Director Since
Donald E. Nigbor	59	Chairman of the Board	1986
Cary T. Fu	58	President and Chief Executive Officer of the Company	1990(1)
Steven A. Barton	58	Executive Vice President of the Company	1990(1)
Michael R. Dawson	53	Chief Financial Officer of Global SantaFe Corporation	2006
Peter G. Dorflinger	55	General Partner of MAD Capital Partners	1990
Douglas G. Duncan	56	President and Chief Executive Officer of FedEx Freight Corporation	2006
Laura W. Lang	51	President of Digitas LLC	2005
Bernee D.L. Strom	59	Principal of Revitalization Partners LLC	2004

(1)          Also served as a director of the Company from 1986 to 1988.

Mr. Nigbor has been a director of the Company since 1986, Chairman of the Board since May 2001, Chief Executive Officer from May 2001 to September 2004, President from 1986 to May 2001 and General Manager from 1984 to 1990. Before joining the Company, he was employed by Intermedics, Inc. (“Intermedics”), a medical implant manufacturer, serving as a Manufacturing Analyst for its Pacemaker Division from 1980 to 1984. Mr. Nigbor holds B.S. and M.S. degrees in engineering from Rensselaer Polytechnic Institute and received an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

Mr. Fu has been a director of the Company since 1990 and Chief Executive Officer since September 2004. He served as President and Chief Executive Officer of the Company from September 2004 to December 2006, President and Chief Operating Officer of the Company from May 2001 to September 2004, Executive Vice President from 1990 to May 2001 and Executive Vice President—Financial Administration from 1990 to April 1992. He also has served the Company as Treasurer from 1986 to January 1996, Secretary from 1990 to January 1996 and from 1986 to 1988 and Assistant Secretary from 1988 to 1990. In addition, Mr. Fu also served as a director of the Company from 1986 to 1988. From 1983 to 1986, Mr. Fu was employed by Intermedics as Controller of the Company and another subsidiary of Intermedics. Mr. Fu holds an M.S. degree in accounting from the University of Houston and is a Certified Public Accountant.

Mr. Barton has been a director and Executive Vice President of the Company since 1990 and a member of the Nominating/Governance Committee from 2000 to February 2003. He served as Executive Vice President—Marketing and Sales of the Company from 1990 to April 1992. Since June 1993 he has worked part-time for the Company. He also has served the Company as Executive Vice President from 1988 to 1990, Vice President from 1986 to 1988, and President from 1979 to 1983. In addition, Mr. Barton also served as a director of the Company from 1986 to 1988. From 1977 to 1986, Mr. Barton was employed by Intermedics in various management positions. Mr. Barton holds B.S. and M.S. degrees in electrical engineering from the University of South Florida and received an M.B.A. from the Harvard Business School.

Mr. Dawson was appointed to the Board of Directors in September 2006 and is a member of the Audit, Compensation and Nominating/Governance Committees. Mr. Dawson is Senior Vice President and Chief Financial Officer of GlobalSantaFe Corporation, an offshore oil and gas drilling contractor. Previously, he served as Vice President and Controller and as Vice President and Treasurer for GlobalSantaFe. Prior to November 2001, Mr. Dawson served as Vice President, Investor Relations and Corporate Communications for Global Marine, Inc. A Certified Public Accountant, Mr. Dawson joined Global Marine in 1999 after 16 years with Union Texas Petroleum Holdings, where he served as Director of Acquisitions and Portfolio Management, Director of Investor Relations and in numerous financial management positions in the Controller’s organization. Mr. Dawson began his career at Shell Oil Company in 1975. Mr. Dawson holds a B.B.A. degree from the University of Iowa. Mr. Dawson qualifies as an “independent director” under the rules of the NYSE and as defined in Schedule 14A promulgated under Securities Exchange Act of 1934 and as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. If elected, Mr. Dawson will serve as chair of the Audit Committee.

Mr. Dorflinger has been a director of the Company since 1990 and is a member of the Audit, Compensation and Nominating/Governance Committees. Mr. Dorflinger has served as chair of the Nominating/Governance Committee since May 2006. He served as chair of the Compensation Committee from December 2003 to May 2006. Mr. Dorflinger is a general partner of MAD Capital Partners focusing on private investments in oil and gas exploration, commercial property development, and early stage medical product companies. Mr. Dorflinger is the former President of GlasTech, Inc., a dental products manufacturer, a position he held from November 1998 through May 2002. From January 1998 through October 1998, he served as President and Chief Operating Officer of Physicians Resource Group, Inc., a physicians’ practice management company. From January 1997 through January 1998, he served as Vice President and General Counsel of Advanced Medical Instruments, Inc., a manufacturer of medical monitoring equipment. From March 1987 through October 1996, he served as Vice President, General Counsel and Secretary of Intermedics. From June 1990 through October 1996, he also served as Group Vice President and General Counsel of SULZERmedica, a division of Sulzer Limited of Switzerland, composed of eight operating medical companies, including Intermedics. Mr. Dorflinger received a J.D. degree from the University of Houston and is also a director of several privately held companies. Mr. Dorflinger qualifies as an “independent director” under the rules of the NYSE.

Mr. Duncan was appointed to the Board of Directors in May 2006 and is a member of the Audit, Compensation and Nominating/Governance Committees. Mr. Duncan is President and Chief Executive Officer of FedEx Freight Corporation, a provider of regional and interregional less-than-truckload freight services. He was founding CEO of this stand-alone corporation for FedEx and has served in that capacity since 2001. Mr. Duncan serves on the executive committee of the American Trucking Associations and the Transportation Research Board. He is also chairman of the American Transportation Research Institute. Mr. Duncan graduated from Christopher Newport University, where he serves on the Board of Visitors. Mr. Duncan qualifies as an “independent director” under the rules of the NYSE.

Ms. Lang was elected to the Board in May 2005 and is a member of the Audit, Compensation and Nominating/Governance Committees. Ms. Lang was appointed chair of the Compensation Committee in May 2006. She shared chairperson responsibilities with Mr. Dorflinger for a period of time and assumed sole chairperson responsibilities at the end of 2006. Ms. Lang has served as President of Digitas LLC since 2004. Digitas is a leading integrated strategy, technology and marketing consulting firm that has been publicly traded on NASDAQ since 2000. Prior to joining Digitas as Executive Vice President in 1999, Ms. Lang was President of Marketing Corporation of America which provided strategic consulting services to Fortune 100 clients in the telecommunications, technology and information, entertainment, travel, and gaming industries. She joined the firm in 1995 as a Partner and developed a practice around technology and utilization of information with a significant amount of B2B consulting to include repositioning of corporate markets. She was promoted to President in 1996. From 1989 to 1995, Ms. Lang was Senior Vice President at Yankelovich Clancy Shulman and ran their consulting group. From 1986 to 1989, Ms. Lang was a Product Director with Bristol Myers. She was Director of Internal Consulting for Pfizer Pharmaceuticals from 1983 to 1985. She began her career with Quaker Oats in brand management in 1980. Ms. Lang graduated from Tufts University with a Bachelor’s degree (summa cum laude) in 1977. She earned an M.B.A. in Finance and Marketing from the University of Pennsylvania Wharton School of Business in 1980. Ms. Lang qualifies as an “independent director” under the rules of the NYSE.

Ms. Strom was elected to the Board in May 2004 and is a member of the Audit, Compensation and Nominating/Governance Committees. She has served as chair of the Audit Committee since May 2006 and served as chair of the Nominating/Governance Committee from May 2004 to May 2006. Ms. Strom is a Principal of Revitalization Partners LLC, an international specialty management services firm that provides hands-on interim executive management and advisory services to client companies. She has served as President and Chief Executive Officer of The Strom Group, an investment and business advisory firm, since 1990. From July 2000 to February 2001 she was Chairman and Chief Executive Officer of iCopyright.com, a provider of Internet content services. From January to June 2000 she was President of InfoSpace.com Ventures, LLC, the venture capital arm of InfoSpace.com, Inc., a global provider of information and commerce infrastructure services for wireless devices and web sites. From 1998 to 1999 she was President and Chief Operating Officer of InfoSpace.com, Inc. From 1995 to 1997 she was President and Chief Executive Officer of USA Digital Radio Partners, LP, a communication and technology company. Ms. Strom received her B.S. in mathematics and history, her M.A. and her Ph.D. (ABD) in mathematics and mathematics education from New York University and her M.B.A. from the Anderson School at the University of California, Los Angeles. Ms. Strom qualifies as an “independent director” under the rules of the NYSE.

The officers of the Company are elected by, and serve at the discretion of, the Board.

Election Procedures; Term

The directors will be elected by the affirmative vote of the holders of a majority of the outstanding Common Shares present in person or represented by proxy at the Meeting. Unless the authority to vote for the election of directors is withheld as to any or all of the nominees, all Common Shares represented by proxy will be voted for the election of the nominees. If the authority to vote for the election of directors is withheld as to any but not all of the nominees, all Common Shares represented by any such proxy will be voted for the election of the nominees as to whom such authority is not withheld. If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board. The Board, however, has no reason to believe that any nominee will be unavailable to serve as a director.

Any vacancy on the Board occurring after the election may be filled (1) by election at any annual or special meeting of the shareholders called for that purpose, or (2) by a majority of the remaining directors though less than a quorum of the Board, provided that the remaining directors may not fill more than two such director vacancies during the period between any two successive annual meetings of shareholders. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his or her predecessor in office.

All directors will be elected to serve until the 2008 annual meeting of shareholders and until their successors are duly elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Corporate Governance

The Company has been built on a culture where integrity is the first and most important value, and this value has long been a part of the Company’s corporate identity. The Company’s practices generally reflect corporate governance initiatives that are compliant with existing standards of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•       A majority of our Board members are independent of the Company and its management as defined by the NYSE;

•       The independent members of the Board meet regularly without the presence of management;

•       The Audit Committee, the Compensation Committee and the Nominating/Governance Committee each operate under charters that clearly establish their respective roles and responsibilities;

•       All members of the Audit Committee, the Compensation Committee and the Nominating/Governance Committee meet the tests for independence established by the NYSE;

•       The Chairman of the Audit Committee is an “audit committee financial expert”, as defined by the SEC;

•       The Audit Committee meets with management and the auditors to receive information concerning the design and operation of internal controls;

•       KPMG LLP, our independent registered public accounting firm, reports directly to the Audit Committee;

•       The Company’s internal audit group reports periodically throughout the year directly to the Audit Committee;

•       The Company has, consistent with the requirements of the Sarbanes-Oxley Act of 2002, adopted a policy prohibiting personal loans or extensions of credit to any executive officer or director;

•       The Company has a code of conduct that applies to all employees, officers and directors and a reporting policy to allow for confidential and anonymous reporting to the Audit Committee; and

•       The Board operates under a set of corporate governance guidelines.

The Board will continue to enhance the Company’s governance practices as new ideas and best practices emerge. You can access our current committee charters for our Audit Committee, Compensation Committee and Nominating/Governance Committee, as well as our Code of Conduct applicable to all of the Company’s employees, officers and directors, and our Corporate Governance Guidelines, on our website at www.bench.com under “Investor—Governance,” or you may obtain print copies of these materials by writing to the Corporate Secretary at Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515, phone 979-849-6550.

Shareholders and other interested parties may send communications to the Board of Directors, the non-employee directors as a group or individual directors, in each case in care of Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515.

Operation of Board of Directors

The Board has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its shareholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to shareholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on the Company. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The directors are elected annually by the shareholders and hold office until their successors are elected and qualified. The Amended and Restated Bylaws of the Company provide for a Board of Directors consisting of not less than five, nor more than nine, members, as set from time to time by resolution of the Board of Directors. The Board presently consists of eight members.

The NYSE rules require that the Company have a majority of independent directors. The rules provide that no director will qualify as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company and its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In evaluating each director’s independence, the Board considers the NYSE Rules as well as all facts and circumstances deemed relevant. Accordingly, as of the date of this Proxy Statement, the Board has determined that the following nominees are “independent”: Michael R. Dawson, Peter G. Dorflinger, Douglas G. Duncan, Laura W. Lang and Bernee D.L. Strom. The Board has determined that each independent director or nominee had no material relationship with the Company other than as a director, shareholder or management, and that none of the express disqualifications contained in the NYSE rules applied to any of them.

In making this determination, the Board considered any transactions, relationships and arrangements as required by the NYSE listing requirements. In particular, the Board noted that in the ordinary course of business, transactions may occur between the Company and companies or other entities at which some of our directors are executive officers.

Mr. Duncan is employed by FedEx Freight Corporation with which the Company engages in ordinary course of business transactions—purchasing of freight services. Under the NYSE rules, business transactions meeting the following criteria are not considered to be material transactions that would impair a director’s independence:

•       The director is an employee or executive officer of another company that does business with the Company and our annual payments to or from that company in each of the last three fiscal years are in an amount less than the greater of $1,000,000 or 2% of the annual consolidated gross revenues of the company by which the director is employed.

The Company’s transactions with FedEx Freight Corporation and its parent, FedEx Corporation, were below the threshold set forth in the NYSE rules.

The Board held eight meetings during 2006. Each of the directors attended at least 75% of such meetings during the period in which he or she was director. Messrs. Nigbor, Fu and Barton are also employees of the Company. They do not participate in any meeting at which their compensation is evaluated. All members of all committees are non-employee directors. In addition to committee meetings, the non-employee directors regularly meet outside the presence of the employee-directors. These executive sessions are currently held either before, after or otherwise in conjunction with the Board’s regularly scheduled meetings. Additional executive sessions can be scheduled at the request of the non-employee directors. The director who presides over the executive sessions is chosen by independent directors at the executive session.

The Board has an Audit Committee, a Compensation Committee and a Nominating/Governance Committee. Each committee has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter at least annually. Each member of each committee meets the independence requirements of the NYSE.

The Audit Committee, consisting of the independent directors, met ten times during 2006 and each member attended at least 75% of the meetings during the period in which he or she was a member of such committee. Mr. Dawson and Ms. Strom qualify as “audit committee financial experts” under the rules of the SEC. An “audit committee financial expert” is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. The Board, in its business judgment, has determined that Audit Committee members are “independent,” as required by applicable listing standards of the NYSE governing the qualifications of the members of audit committees, including the requirements of the Securities Exchange Act of 1934. The function of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) management’s conduct of the Company’s financial reporting process (including management’s development and maintenance of systems of internal accounting and financial controls), (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements and ethical standards, (iv) the qualifications and independence of the Company’s outside auditors and (v) the performance of the Company’s internal audit function and the outside auditors; and to prepare the audit committee report required by the rules of the SEC to be included in the Company’s annual proxy statement. Additional information regarding the functions performed by the committee is set forth below in the “Report of the Audit Committee.”

The Compensation Committee, consisting of the independent directors, met eight times during 2006 and each member attended at least 75% of the meetings during the period in which he or she was a member of such committee. The functions of the Compensation Committee are to (i) oversee the administration of the compensation plans, in particular the incentive compensation and equity-based plans, of the Company (and, to the extent appropriate, the subsidiaries of the Company), (ii) discharge the Board’s responsibilities relating to the compensation of the Company’s executives, (iii) review and make recommendations on director compensation and (iv) prepare the annual report on executive compensation required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement. Additional information regarding the functions performed by the committee is set forth below in the “Report of the Compensation Committee.”

The Nominating/Governance Committee, consisting of the independent directors, met seven times during 2006 and each member attended all of the meetings during the period in which he or she was a member of such committee. The functions of the Nominating/Governance Committee are to (i) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board, (ii) make recommendations to the Board concerning committee appointments, (iii) develop, recommend and annually review corporate governance guidelines for the Company and (iv) oversee corporate governance matters and coordinate an annual evaluation of the Board.

To be considered by the Nominating/Governance Committee, a director nominee should have experience as a board member or senior executive of a public company or nationally recognized private company. In addition to these minimum requirements, the Nominating/Governance Committee will also evaluate whether the nominee’s skills are complementary to the existing Board members’ skills, and the Board’s needs for operational, management, financial, international, technological or other expertise. The Nominating/Governance Committee typically utilizes a search firm to identify and screen the candidates, do reference checks, prepare a biography for each candidate for the Nominating/Governance Committee to review and coordinate interviews. The Nominating/Governance Committee, the Chairman of the Board and executive officers interview candidates that meet the criteria, and the Nominating/Governance Committee selects nominees who best suit the Board’s needs. The Nominating/Governance Committee will consider for nomination to the Board candidates suggested by the shareholders, provided that such recommendations are submitted and received by us at our principal executive offices at 3000 Technology Drive, Angleton, Texas 77515, with an appropriate biographical summary, in accordance with the requirements described below under “Date of Submission of Shareholder Proposals.”

The Board does not have a formal written policy requiring members to attend the Shareholders’ Meeting, although all members have traditionally attended. We anticipate that all of our directors will attend our 2007 Annual Meeting of Shareholders.

Certain Transactions

The Board reviews Related Person Transactions (as defined below) in which the Company is or will be a participant to determine if they are in the best interests of our shareholders and the Company. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a Related Person (as defined below) had or will have a direct or indirect material interest and that exceed $120,000 (“Related Person Transactions”) are subject to the Board’s review. “Related Persons” are directors, director nominees, executive officers, holders of 5% or more of our voting stock and their immediate family members. Immediate family members are children, stepchildren, spouses, parents, siblings, stepparents, mothers-in-law, fathers-in-law, brothers-in-law, sisters-in-law, daughters-in-law, sons-in-law and any person, other than a tenant or domestic employee, who shares in the household of a director, director nominee, executive officer or holder of 5% or more of our voting stock.

The Board does not have a written policy regarding Related Person Transactions. The Board does not believe a written policy is necessary because the Board has not, and does not expect to, approve the Company’s engagement in any Related Person Transactions other than in rare circumstances. Each Related Person Transaction is considered on a stand-alone basis based on facts and circumstances at the time.

After its review, the Board decides whether to approve or ratify a Related Person Transaction that is in, or is not inconsistent with, the best interests of the Company and its shareholders, as the Board determines in good faith.

The Company had no Related Person Transactions in 2006.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS

The Audit Committee of the Board is responsible for providing independent, objective oversight of management’s conduct of the Company’s financial reporting process (including management’s development and maintenance of systems of internal accounting and financial controls). The Audit Committee currently is composed of the five non-employee directors, each of whom is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees. Mr. Dawson and Ms. Strom qualify as “audit committee financial experts” under the rules of the SEC. Please see the information under the caption “Nominees for Election” for Mr. Dawson and Ms. Strom’s financial experience. The Audit Committee operates under a written charter, previously approved by the Board. The Audit Committee met ten times during 2006 and each member attended at least 75% of the meetings during the period in which he or she was a member of such committee. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee and our internal auditors, and our independent registered public accounting firm, KPMG LLP.

Management is responsible for the Company’s internal controls and financial reporting process. In carrying out its oversight responsibilities, the Audit Committee has sole authority for selection and retention of the Company’s independent accountants, subject to annual shareholder ratification. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and KPMG LLP to review and discuss the December 31, 2006 audited financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committee. The Audit Committee also received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s review of the audited consolidated financial statements, discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and discussions with the independent accountants as set forth above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007.

The following table presents fees for professional services provided by KPMG LLP for 2006 and 2005, all of which were pre-approved by the Audit Committee.

	2006	2005
Audit Fees(1)	$1,783,760	$1,606,343
Audit-Related Fees(2)	3,462	—
Tax Fees(3)	286,845	321,518
All other fees(4)	—	—
Total fees	$2,074,067	$1,927,861

(1)          Includes fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2006 and 2005, the reviews of the condensed financial statements included in our quarterly reports on Forms 10-Q for the years ended December 31, 2006 and 2005, the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, statutory audits required internationally and services rendered by KPMG LLP during 2006 related to regulatory filings with the Securities and Exchange Commission.

(2)          Includes fees billed for professional serviced rendered by KPMG LLP for an agreed-upon procedure engagement during 2006. There were no audit-related fees in 2005.

(3)          Includes fees billed for professional services rendered by KPMG LLP for domestic and international income tax planning, compliance, expatriate and executive tax work, and tax work related to foreign entity statutory audits.

(4)          There were no other fees billed by KPMG LLP in 2006 or 2005 for other professional services.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a specific policy for pre-approval of services to be provided by the Company’s independent registered public accounting firm. Under the policy, in addition to the annual audit engagement terms and fees, the Audit Committee pre-approves specific types of audit, audit-related, tax and non-audit services to be performed by the independent registered public accounting firm throughout the year, as well as fee ranges for each specific service, based on the Audit Committee’s determination that the provision of the services would not be likely to impair the accounting firm’s independence. Unless a type of service to be provided by the independent registered public accountant has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The pre-approval is effective for 12 months from the date of pre-approval, unless the Audit Committee specifically approves the provision of such services for a different period. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the Audit Committee at its next meeting. The policy also contains a list of prohibited non-audit services and requires that the independent registered public accounting firm ensure that all audit and non-audit services provided to the Company have been pre-approved by the Audit Committee or its designee.

The Audit Committee of the Company’s Board has considered whether the services provided by KPMG LLP as they related to other non-audit services are compatible with maintaining the accounting firm’s independence. The Audit Committee has determined that provision of those services is compatible with maintaining the independence of KPMG LLP as the Company’s registered public accounting firm.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE COMPANY’S BOARD OF DIRECTORS

Bernee D.L. Strom, Chair
Michael R. Dawson
Peter G. Dorflinger
Douglas G. Duncan
Laura W. Lang

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed KPMG LLP as the independent public accounting firm of the Company for the year ending December 31, 2007. The shareholders will be asked to ratify the appointment of KPMG LLP at the Meeting. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. Representatives of KPMG LLP will be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTING FIRM.

COMPENSATION DISCUSSION AND ANALYSIS

The goals of our executive compensation program are to align executive compensation with the Company’s long-term business objectives and performance and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. We believe that the best way to achieve these goals is by aligning the financial interests of the Company’s executive officers closely with the interests of the Company’s shareholders through a combination of annual cash incentives and stock-based incentive compensation, while providing the executive officers with base salary compensation at levels that are competitive with, but which do not exceed, prevailing standards.

Regarding most compensation matters, including executive and director compensation, our management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its responsibilities to others in setting compensation. We do not currently engage any consultant related to executive and/or director compensation matters, although during 2006 we did purchase data from salary data providers, including Watson Wyatt and Salary.com.

Our executive compensation program is generally based on the three following components, each of which is determined in part by corporate performance:

•       Base salary compensation;

•       Annual incentive compensation; and

•       Long-term incentive compensation.

In setting executive officer compensation, the Compensation Committee considers all factors deemed relevant, including their views of appropriate compensation levels. The Compensation Committee also considers presentations compiled by the Vice President of Human Resources of market pay survey data that provides information on the median level of the total target compensation (salary, performance-based annual incentive compensation and long-term incentive awards) paid to similarly positioned executives at companies in a comparison group selected for each executive officer position (the Comparison Group) at median performance. Our compensation program is designed to deliver above median compensation for above median performance and below median compensation for below median performance. The Compensation Committee has the discretion to approve an above median total target compensation opportunity when individual performance or other circumstances warrant.

The Comparison Group identified for each executive differs based on the executive’s position and is selected from publicly traded companies that are major competitors in the marketplace for talent for that position. The companies in the Comparison Group included entities with revenues of between $1 billion and $5 billion, manufacturers, companies in the electronics and semiconductor industries and our electronics manufacturing services peer group, which includes Celestica, Inc., Flextronics International, Ltd., Jabil Circuit, Inc., Plexus Corp, Sanmina-SCI Corp, and Solectron Corporation.

Base Salary Compensation

Our Compensation Committee reviews base salaries for executive officers annually. In making salary determinations, we consider the terms of any employment contract with the executive, the recommendations of the Chief Executive Officer (as to other executive officers), salary norms for persons in comparable positions in the executive’s Comparison Group, the executive’s experience and scope of responsibility, and a subjective assessment of the executive’s individual past and potential future contribution to the Company’s results. During our review of base salaries for executives, the Compensation Committee primarily considers market data provided by the Vice President of Human Resources, internal review of the executive’s compensation, both individually and relative to other officers and the individual performance of the executive, as well as its own business experience and views on appropriate compensation levels.

Annual Incentive Compensation

The purpose of the annual incentive compensation plan is to align the interests of executive officers with our shareholders by motivating executive officers to achieve superior financial and operational performance that increases shareholder value. Incentive bonuses are generally granted based on a percentage of each executive officer’s base salary earned during the fiscal year. The 2006 incentive compensation plan for Messrs. Fu, Nigbor, Barton and Ms. Delly was adopted by our compensation committee in March 2006. Our practice is to award cash bonuses based upon performance objectives. The following table sets forth the 2006 threshold, target and maximum performance objectives, and the actual fiscal year financial results of the Company, for each of the executive officers:

	Corporate Performance Goals
Objective Level	Earnings Per Share Before Special Items(1)	Inventory Turns(2)	Revenue	Return on Invested Capital(3)
Threshold	$1.27	6.00	$2.3 billion	8.40%
Target	$1.41	6.50	$2.5 billion	9.50%
Incremental	$1.55	7.00	$2.7 billion	10.40%
Maximum	$1.69	7.50	$2.9 billion	11.40%
Actual	$1.74	6.02	$2.907 billion	11.93%

(1)          Earnings per share before special items excludes restructuring charges, the impact of stock-based compensation expense and a tax benefit resulting from the closure of our UK facility.

(2)          Inventory turns is calculated as cost of goods sold divided by average inventory for each of the four quarters ended December 31, 2006.

(3)          Return on invested capital is calculated as net income for the year ended December 31, 2006 divided by average invested capital (long-term debt plus shareholders’ equity) for each of the four quarters ended December 31, 2006.

The following table sets forth the 2006 threshold, target, incremental and maximum cash incentive amount levels, as a percentage of salary, for each of the executives based on their achievement of each of the performance goals above:

	2006 Incentive Amount as a Percentage of Salary Related to Achievement of Each Corporate Performance Goal
Named Executive	Threshold	Target	Incremental	Maximum
Cary T. Fu	12.50%	25.00%	37.50%	50.00%
Gayla J. Delly	8.75%	17.50%	26.25%	35.00%
Donald E. Nigbor	6.25%	12.50%	18.75%	25.00%
Steven A. Barton	6.25%	12.50%	18.75%	25.00%

In addition to the financial performance goals, each executive was given an individual performance goal, which changes each year according to strategic plan initiatives and the responsibilities of the positions, equal to an additional 20%. Because the individual performance goals are connected to our strategic focus, disclosure of such goals would give competitors insight to areas where we are changing investments and impair our ability to leverage these actions for our competitive advantage. As such, we are not disclosing these individual performance targets. The targets are set at aggressive levels each year to motivate business performance and support achievement of longer-term financial objectives. These targets are designed to be challenging to attain. Messrs. Fu and Barton and Ms. Delly achieved their personal goals set by the Compensation Committee.

The total bonus award is determined according to the level of achievement of both the financial performance and individual performance goals. The maximum incentive bonus for these executive officers was 220% for Mr. Fu, 160% for Ms. Delly, and 120% for Messrs. Nigbor and Barton.

The 2006 incentive compensation plan for Mr. Adam, approved by the Compensation Committee in August 2006, provided for a maximum incentive bonus of 25% based upon achievement of the corporate financial goal relating to net income before tax excluding special items. For 2006, the corporate financial goal relating to net income before tax excluding special items was $99 million and actual results were $139.4 million.

At its February 2007 meeting, the Compensation Committee determined the extent to which the performance goals were achieved, and approved the amount of the award to be paid to each executive officer. For each of the executives, we have set forth in the table below the amount of annual cash compensation earned and the corresponding percentage of their 2006 base salary that the amount represented.

Named Executive	Amount of Cash Incentive Earned	% of Salary
Cary T. Fu	$1,101,577	182.50	%(1)
Donald F. Adam	$44,964	25.00%
Gayla J. Delly	$565,197	133.75	%(2)
Donald E. Nigbor	$203,125	81.25	%(3)
Steven A. Barton	$253,125	101.25	%(4)

(1)          Mr. Fu’s total cash incentive compensation of 182.50% consisted of the following percentages for each performance goal: 50.00% for earnings per share before special items, 12.50% for inventory turns, 50.00% for revenue, 50.00% for return on invested capital, and 20% for achievement of Mr. Fu’s individual performance goal.

(2)          Ms. Delly’s total cash incentive compensation of 133.75% consisted of the following percentages for each performance goal: 35.00% for earnings per share before special items, 8.75% for inventory turns, 35.00% for revenue, 35.00% for return on invested capital, and 20% for achievement of Ms. Delly’s individual performance goal.

(3)          Mr. Nigbor’s total cash incentive compensation of 81.25% consisted of the following percentages for each performance goal: 25.00% for earnings per share before special items, 6.25% for inventory turns, 25.00% for revenue, and 25.00% for return on invested capital.

(4)          Mr. Barton’s total cash incentive compensation of 101.25% consisted of the following percentages for each performance goal: 25.00% for earnings per share before special items, 6.25% for inventory turns, 25.00% for revenue, 25.00% for return on invested capital, and 20% for achievement of Mr. Barton’s individual performance goal.

On February 20, 2007, the Compensation Committee established the corporate financial targets for the 2007 executive incentive compensation plan for the executive officers. The targets are based on the Company’s achievement of corporate financial objectives with equal weighting of the following criteria: earnings per share, inventory turns and revenue. If the minimum corporate financial objective targets are reached, annual incentive compensation is 50% of the base salary for the chief executive officer, 37.5% of the base salary for the president and 25% of the base salary for the chairman of the board of directors, the chief financial officer and the executive vice president. If the maximum corporate financial objective targets are reached, annual incentive compensation is 200% of the base salary for the chief executive officer, 150% of the base salary for the president and 100% of the base salary for the chairman of the board of directors, the chief financial officer and the executive vice president.

Long-Term Incentive Compensation

In 2006, long-term incentive compensation of executive officers took the form of stock option awards. The Compensation Committee believes that stock options and other methods of equity-based incentive compensation are critical in motivating the long-term creation of shareholder value because methods of equity-based incentive compensation focus executive attention on share price as the primary measure of the Company’s overall performance. The Compensation Committee grants stock options at not less than 100% of the fair market value of the Common Stock on the date of grant. Because stock options provide value only in the event of share price appreciation, the Compensation Committee believes these awards are, by their nature, performance-based and are an important component of our executive compensation program. Although management may recommend the amount of stock options granted to employees, the Compensation Committee approves the grant of all stock options and does not delegate the timing of stock option grants. The Compensation Committee approves the number of shares to be covered by options granted to its employees and executive officers, including the Chief Executive Officer. Stock option grants to our Chief Executive Officer and other executive officers are not made automatically each year. The amount and terms of options already held by an executive officer generally are not significant factors in the Compensation Committee’s determination of whether and how many options should be granted to the executive officer. Approximately 81% of the stock options granted since 2000 have been granted to employees who are not executive officers. We believe that through our broad-based plan, the economic interests of our employees, including our executives, are more closely aligned to those of the shareholders. Stock option grants provide an incentive that focuses the executives’ attention on managing the Company from the perspective of an owner with an equity stake in the business. Accordingly, these stock options are tied to the future performance of the Company’s Common Shares and provide value to the recipient only when the price of the Company’s Common Shares increase above the option grant price.

The Company’s executive officers who are also Directors are subject to a minimum share ownership requirement. Within three years after joining the Board, each Director is required to directly own common shares of the Company with a market value of at least $100,000. Messrs. Fu, Nigbor and Barton are in compliance with this ownership requirement.

Retirement Benefits

All employees in the United States, including the executive officers, are eligible to participate in the Company’s 401(k) Employee Savings Plan (“Savings Plan”). The Savings Plan is a defined contribution tax-qualified retirement savings plan pursuant to which employees are able to contribute a portion of their eligible cash compensation to the Savings Plan and the Company provides matching cash contributions up to 4% of the employees’ eligible compensation. All contributions to the Savings Plan as well as any matching contributions are fully vested upon contribution.

Perquisites and Personal Benefits

The only perquisites or other personal benefits that the Company offers to the executive officers is the payment of a portion of the cost of financial planning services up to $5,000. During 2006, the Company paid $490 on behalf of Mr. Barton.

Role of Chief Executive Officer in Compensation Decisions

The Compensation Committee makes all compensation decisions for officers of the Company (which includes the executive officers) and approves recommendations regarding equity-based compensation to all employees of the Company. The Chief Executive Officer annually reviews the performance of the other executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual stock option awards, are presented to the Compensation

Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the officers of the Company (which includes the executive officers).

Timing of Compensation Decisions

The Compensation Committee generally makes executive compensation decisions in August of each year. The Compensation Committee’s practice has been to review and approve stock option grants to all eligible employees, including executive officers, once a year, which generally has been near the end of each fiscal year. The Company believes this practice is reasonable when followed on a consistent basis each year and does not time the grant of options with the release of material nonpublic information. However, because of the considerable negative publicity during the past year about the timing of stock option grants at a number of other companies, the Compensation Committee changed the procedure for granting stock options to all employees, including executive officers, beginning in 2007. Options now will be granted on the date of the Compensation Committee’s regularly scheduled fourth quarter meeting at an exercise price equal to the closing price of the Company’s common shares as reported by the New York Stock Exchange for that date.

IRS Limits on Deductibility of Compensation

An income tax deduction under Section 162(m) of the Internal Revenue Code will generally be available for annual compensation in excess of $1 million paid to the executive officers only if that compensation is “performance-based” and complies with certain other tax law requirements. Although the Compensation Committee considers deductibility issues when approving executive compensation elements, we believe that the other compensation objectives, such as attracting, retaining and providing incentives to qualified managers, are important and may supersede the goal of maintaining deductibility. Consequently, the Compensation Committee may make compensation decisions without regard to deductibility when it believes it is in the best interests of the Company and its shareholders to do so.

REPORT OF COMPENSATION COMMITTEE

The Company’s executive compensation program is administered by the Compensation Committee, a committee of the Board composed of non-employee directors listed below this report. The Compensation Committee is responsible for recommending to the full Board the compensation of the Chief Executive Officer of the Company, determining the compensation of the other executive officers of the Company, and administering the Company’s employee benefit plans. None of the members of the Compensation Committee has any interlocking or other relationships with the Company that would call into question their independence as Compensation Committee members. The Compensation Committee operates under a written charter previously approved by the Board.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the CD&A) for the year ended December 31, 2006 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the board, and the board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2006 for filing with the SEC.

SUBMITTED BY THE COMPENSATION COMMITTEE OF
THE COMPANY’S BOARD OF DIRECTORS.

Laura W. Lang, Chair
Michael R. Dawson
Peter G. Dorflinger
Douglas G. Duncan
Bernee D.L. Strom

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer and our other four executive officers who served in such capacities during the fiscal year ended December 31, 2006 (the Named Executive Officers). The Company did not grant any stock awards and none of our Named Executive Officers is covered by a pension plan or a nonqualified deferred compensation plan; accordingly these columns have been omitted.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Cary T. Fu	2006	$603,604	—	$224,417	$1,101,577	$8,616	$1,938,214
Chief Executive Officer (PEO)(4)
Donald F. Adam	2006	179,856	—	74,039	44,964	8,616	307,475
Chief Financial Officer (PFO)(4)
Gayla J. Delly	2006	422,577	—	239,138	565,197	8,616	1,235,528
President(4)
Donald E. Nigbor	2006	250,000	—	76,813	203,125	8,616	538,554
Chairman
Steven A. Barton	2006	250,000	—	61,464	253,125	8,616	573,205
Executive Vice President

(1)          The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments” (SFAS No. 123R), of awards pursuant to the Company’s stock option plans and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2006, 2005 and 2004 are included in footnote 1(l) to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. The actual number of stock option grants is shown in the “2006 Grants of Plan Based Awards” table included in this filing.

(2)          The amounts shown in this column reflect cash bonuses paid to the Named Executive Officers pursuant to the Company’s annual incentive compensation plans. The amounts include cash bonuses earned in year of service regardless of when paid.

(3)          For fiscal year ended December 31, 2006, the “All Other Compensation” column includes (a) $8,400 paid by the Company pursuant to the Company’s Savings Plan to each of the Named Executives, and (b) payments by the Company of premiums of $216 for term life insurance on behalf of each of the Named Executives. Under the Savings Plan, the Company is obligated to make matching contributions to the Savings Plan in an amount equal to 100% of each participant’s elective contributions, to the extent that such elective contributions do not exceed 4% of such participant’s compensation.

(4)          In December 2006, Mr. Fu resigned as President and Ms. Delly was appointed President. Prior to December 2006, Mr. Fu served as President and Chief Executive Officer. Mr. Adam was appointed Chief Financial Officer in December 2006 to replace Ms. Delly. Prior to December 2006, Mr. Adam served as Vice President and Corporate Controller.

Employment Agreements

The Company has entered into employment agreements with Messrs. Fu, Nigbor and Barton and Ms. Delly. The agreements provide for annual base salaries, subject to increases from time to time as determined by the Compensation Committee. These agreements carry an initial term of three years, and are automatically extended by successive one-year terms, unless terminated by the Company or the executive. Messrs. Nigbor and Barton’s current annual base salary under their employment agreements is $250,000 through August 1, 2007. Mr. Fu’s current annual base salary is $622,450 through August 1, 2007. Ms. Delly’s current annual base salary is $440,000 through August 1, 2007.

In addition to annual base salaries, the aforementioned employment agreements provide for payment of bonuses if the Company attains or exceeds its corporate performance goals which are specified each year by the Compensation Committee. A more detailed discussion of the corporate performance goals and these bonuses, including the percentage of base salary and the mechanism by which the bonuses are paid and determined by the Compensation Committee is summarized in the section titled “Annual Incentive Compensation” above.

The employment agreements also provide for payment of severance, (i) if the executive’s employment is terminated by the Company without cause; or (ii) by the executive for “good reason” prior to the expiration of the agreements, in an amount equal to 200% of the executive’s annual base salary (100% if in a successive one-year term) plus a prorated bonus and an additional amount sufficient to pay all applicable excise taxes in conjunction with the severance payment, in a lump sum payment six months after termination. Generally, under these agreements, good reason is defined to include (i) a material diminution of the executive’s duties or responsibilities, (ii) a reduction in the executive’s base salary greater than ten percent (10%), or annual bonus or long-term incentive compensation opportunity, (iii) a change of control, but only if the executive terminates his employment within ninety days after the date of such change of control, or (iv) a material breach by the Company of any other provision of the employment agreements that is not cured after written notice by the executive. In addition, the Company will provide continuation of medical, dental, health and other welfare benefits for two years after the termination of employment. Additionally, the agreements provide payment of severance upon the executive’s death or disability, in an amount equal to 100% of the executive’s annual base salary plus a prorated bonus, in a lump sum payment six months after the date of termination.

The Company has entered into a severance agreement with Mr. Adam which provides that, if the Company should become subject to an acquisition, merger, reorganization or other similar disposition and, if at any time within two years following such events, (i) Mr. Adam’s employment is terminated without cause, (ii) Mr. Adam’s salary, annual or long-term cash or stock bonus opportunities, or level of benefits or supplemental compensation is reduced, or (iii) Mr. Adam is transferred to a location that requires a change in his residence or a material increase in his work-related travel, then Mr. Adam will be entitled to receive severance equal to Mr. Adam’s base salary and bonus plus an additional amount sufficient to pay all applicable excise taxes in conjunction with the severance payment. Mr. Adam’s current annual base salary is $240,000 and his target bonus is $60,000.

Grants of Plan-Based Awards

In 2000, we adopted, and our shareholders approved, the Benchmark Electronics, Inc. 2000 Stock Awards Plan (the 2000 Plan) for the benefit of the Company’s officers and employees, affiliates, and consultants to the Company and its affiliates (the Eligible Participants). The 2000 Plan replaced the 1990 Stock Option Plan that expired in May 2000. The 2000 Plan is administered by our Compensation Committee. The purpose of the 2000 Plan is to encourage ownership of Common Shares by the Eligible Participants to provide increased incentive for such Eligible Participants to render services and to exert maximum effort for the business success of the Company and to strengthen identification of such Eligible

Participants with the shareholders for the purpose of maximizing shareholder value. The 2000 Plan utilizes vesting periods to encourage its executive officers and eligible employees to continue in the employ of the Company. The 2000 Plan authorizes the Company, upon recommendation of the Compensation Committee of the Board of Directors, to grant a variety of types of awards, including stock options, restricted stock awards, stock appreciation rights, performance awards, and phantom stock awards, or any combination thereof, to key employees of the Company. The maximum number of common shares that may be subject to outstanding awards determined immediately after the grant of any award, and the maximum number of shares which may be issued under the 2000 Plan, as amended, pursuant to all awards, may not exceed 11.25 million shares (subject to antidilutive adjustment). As of December 31, 2006, the Company has outstanding options with respect to 5.5 million common shares (1.1 million under the 1990 Plan and 4.4 million under the 2000 Plan) and 5.5 million additional options may be granted under the 2000 Plan. Options granted under the 2000 Plan, unless waived or modified in a particular option agreement or by action of the Compensation Committee, vest according to the following schedule:

From the date of grant	Portion of grant vested
Less than two years	0%
2 years	20%
3 years	50%
4 or more years	100%

Options granted under the 2000 Plan require that the recipient of a grant be continuously employed or otherwise provide services to us or our subsidiaries. Failure to be continuously employed or in another service relationship, generally results in the forfeiture of options not vested at the time the employment or other service relationship ends. Termination of a recipient’s employment or other service relationship for cause generally results in the forfeiture of all of the recipient’s options not vested at the time of termination.

The following table sets forth information concerning nonqualified stock option grants to the Named Executive Officers during the fiscal year ended December 31, 2006 under the 2000 Plan as well as estimated future payouts under cash incentive plans. The Company did not grant any incentive stock options, restricted stock awards, stock appreciation rights, performance awards or phantom stock awards during 2006; accordingly these columns have been omitted.

2006 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of	Exercise or Base Price of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Securities Underlying Options (#)	Option Awards ($/Sh)(1)	and Option Awards ($)(2)
Cary T. Fu	03/02/06	$301,802	$603,604	$1,327,929	—	—	—
	01/10/06	—	—	—	75,000	$23.22	$800,000
	11/15/06	—	—	—	50,000	$26.84	$586,000
Donald F. Adam	03/02/06	44,964	44,964	44,964	—	—	—
	01/10/06	—	—	—	15,000	$23.22	$143,500
	11/15/06	—	—	—	20,000	$26.84	$194,400
Gayla J. Delly	03/02/06	147,902	295,804	676,123	—	—	—
	01/10/06	—	—	—	45,000	$23.22	$565,800
	11/15/06	—	—	—	30,000	$26.84	$420,300
Donald E. Nigbor	03/02/06	62,500	125,000	300,000	—	—	—
	01/10/06	—	—	—	30,000	$23.22	$287,000
	11/15/06	—	—	—	12,500	$26.84	$121,500
Steven A. Barton	03/02/06	62,500	125,000	300,000	—	—	—
	01/10/06	—	—	—	18,750	$23.22	$218,750
	11/15/06	—	—	—	12,500	$26.84	$162,625

(1)          Represents closing market price of a share of the Company’s stock on option’s grant date.

(2)          The amounts shown in this column reflect the grant date fair value of the stock option awards granted in 2006, as computed in accordance with SFAS No. 123R. The stock option awards were valued using the Black-Scholes option-pricing model. Assumptions used in the Black-Scholes model are included in footnote 1(l) to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

2006 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the Named Executive Officers at December 31, 2006. The Company does not have any outstanding stock awards; accordingly these columns have been omitted.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Cary T. Fu	135,000	—	$11.78	07/30/07
	179,999	—	$8.69	07/09/08
	112,500	—	$13.22	05/17/09
	44,999	—	$7.92	01/11/10
	45,000	—	$9.19	01/02/11
	67,500	—	$9.01	07/24/11
	112,499	—	$11.44	08/01/12
	75,000	—	$24.13	12/11/13
	75,000	—	$23.37	11/30/14
	—	75,000	$23.22	01/10/16
	—	50,000	$26.84	11/15/16
Donald F. Adam	16,874	—	$15.77	02/18/13
	15,000	—	$24.13	12/11/13
	15,000	—	$23.37	11/30/14
	—	15,000	$23.22	01/10/16
	—	20,000	$26.84	11/15/16
Gayla J. Delly	33,750	—	$8.69	07/09/08
	56,250	—	$13.22	05/17/09
	44,999	—	$7.92	01/11/10
	22,500	—	$9.19	01/02/11
	33,750	—	$8.46	01/02/12
	44,999	—	$15.77	02/18/13
	30,000	—	$24.13	12/11/13
	37,500	—	$23.37	11/30/14
	—	45,000	$23.22	01/10/16
	—	30,000	$26.84	11/15/16
Donald E. Nigbor	135,000	—	$11.78	07/30/07
	112,500	—	$13.22	05/17/09
	112,499	—	$11.44	08/01/12
	75,000	—	$24.13	12/11/13
	52,500	—	$22.65	12/28/14
	—	30,000	$23.22	01/10/16
	—	12,500	$26.84	11/15/16
Steven A. Barton	10,500	—	$24.13	12/11/13
	15,000	—	$23.37	11/30/14
	—	18,750	$23.22	01/10/16
	—	12,500	$26.84	11/15/16

(1)          Options granted January 10, 2006 with an exercise price of $23.22 will vest 20% on January 10, 2008, 30% on January 10, 2009 and the remaining 50% on January 10, 2010. Options granted November 15,

2006 with an exercise price of $26.84 will vest 20% on November 15, 2008, 30% on November 15, 2009 and the remaining 50% on November 15, 2010.

2006 Option Exercises and Stock Vested Table

The following table sets forth information concerning exercises of stock options by the Named Executive Officers during the fiscal year ended December 31, 2006. The Company does not have any outstanding stock awards; accordingly these columns have been omitted.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Cary T. Fu	127,500	$2,166,616
Donald F. Adam	11,250	$175,175
Gayla J. Delly	33,749	$453,097
Donald E. Nigbor	352,198	$5,885,357
Steven A. Barton	11,249	$179,258

Pension Benefits

None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits.

Non-Qualified Deferred Compensation

None of our Named Executive Officers is covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation to each of the Named Executive Officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon involuntary not-for-cause termination, termination by executive for good reason and termination following a change of control is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

Name	Lump Sum Severance Payment(1)	Continuation of Insurance Benefits(2)	Accelerated Vesting of Stock Options(3)
Cary T. Fu	$2,346,477	$15,000	$85,500
Donald F. Adam	300,000	—	17,100
Gayla J. Delly	1,445,197	15,000	51,300
Donald E. Nigbor	703,125	15,000	34,200
Steven A. Barton	753,125	14,000	21,375

(1)          Payment based on executive’s annual base salary and bonus as of December 31, 2006. The amounts do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.

(2)          Estimated cost to the Company of providing medical, dental, health and other welfare benefits for two years after the termination of employment based on average annual cost per employee.

(3)          The value of the accelerated vesting benefit equals the number of shares as to which the in-the-money stock options would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the difference between the closing price per share of the Company’s common shares on December 29, 2006 (the last trading day of 2006) and the exercise price per share for the affected options.

Potential Payments Upon Death or Disability

The amount of compensation payable to each Named Executive Officer’s estate upon the death or disability of such executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the executives’ estates upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

Name	Lump Sum Payment(1)
Cary T. Fu	$1,724,027
Donald F. Adam	—
Gayla J. Delly	1,005,197
Donald E. Nigbor	453,125
Steven A. Barton	503,125

(1)          Payment based on executive’s annual base salary and bonus as of December 31, 2006. The amounts do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.

Compensation of Directors

Employee directors have never received any additional compensation for serving on the Board above the compensation they received for serving as officers of the Company, as described under “Executive Compensation and Other Matters.”

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting non-employee director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. Directors are subject to a minimum share ownership requirement. Within three years after joining the Board, each Director is required to directly own common shares of the Company with a market value of at least $100,000. Messrs. Fu, Nigbor, Barton and Dorflinger are in compliance with this ownership requirement. Ms. Strom, Ms. Lang, Mr. Duncan and Mr. Dawson will need to comply with this requirement in May 2007, May 2008, May 2009 and September 2009, respectively.

Cash Compensation Paid to Non-Employee Directors

The following table shows non-employee director compensation as determined by the Board upon the recommendation of the Compensation Committee.

Annual Board Retainer(1)	$60,000
Annual Committee Chair Retainer(1)	$5,000
Payment per Board meeting attended	$1,000
Payment per Committee meetings attended	$1,000
Payment per Committee meeting attended as Chair of Committee	$1,000

(1)          Payable quarterly.

The Company also reimburses its non-employee directors for their reasonable travel expenses in attending such meetings.

Stock Option Program

In December 1994, the Board adopted the Benchmark Electronics, Inc. 1994 Stock Option Plan for Non-Employee Directors (the “1994 Plan”) for the benefit of members of the Board who are not employees of the Company or its Affiliates (as defined in the 1994 Plan). The purpose of the 1994 Plan was to encourage ownership of the Company’s Common Shares by eligible non-employee directors of the Company, to provide increased incentive for such directors to render services and to exert maximum effort for the business success of the Company and to further strengthen the identification of directors with the shareholders of the Company. The 1994 Plan terminated in December 2004. The 1994 Plan was replaced in 2002 by the Benchmark Electronics, Inc. 2002 Stock Option Plan for Non-Employee Directors (the “2002 Plan”), and no additional grants may be made under the 1994 Plan. The Company has outstanding options with respect to 40,500 Common Shares under the 1994 Plan.

After giving effect to the Company’s stock splits in 2003 and 2006, the 2002 Plan, as amended, provides for the granting of a stock option to purchase up to 15,750 Common Shares upon the occurrence of the non-employee director’s election or reelection to the Board. The maximum number of Common Shares for which options may be granted under the 2002 Plan is 675,000, after giving effect to the Company’s stock splits in 2003 and 2006. No awards may be granted under the 2002 Plan after the expiration of ten years from February 26, 2002, the date of its adoption by the Board. The 2002 Plan remains in effect as to awards made prior to the expiration of ten years until such awards have been satisfied or have expired. All awards under the 2002 Plan are fully vested upon the date of grant. The exercise price per common share of options granted under the 2002 Plan will be the fair market value of a Common Share on the date such option is granted.

During 2006, 60,500 options were granted to non-employee directors under the 2002 Plan to purchase Common Shares at a weighted average exercise price of $26.56 per share. The Company has outstanding options with respect to 204,500 Common Shares under the 2002 Plan.

Director Summary Compensation Table

The following table summarizes the cash and equity compensation for non-employee directors during the fiscal year ended December 31, 2006.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards(2) ($)	Total ($)
Michael R. Dawson	$21,076	$128,000	$149,076
Peter G. Dorflinger	77,000	148,100	225,100
Douglas G. Duncan	41,253	136,200	177,453
Laura W. Lang	68,214	155,505	223,719
Bernee D.L. Strom	77,000	148,100	225,100
John W. Cox(3)	32,250	58,200	90,450
John C. Custer(4)	24,593	—	24,593

(1)          Donald E. Nigbor, the Company’s Chairman of the Board, Cary T. Fu, the Company’s Chief Executive Officer and Steven A. Barton, the Company’s Executive Vice President are not included in this table as they are employees of the Company and thus receive no compensation for their services as Directors. The compensation received by Messrs. Nigbor, Fu and Barton as employees of the Company are shown in the Summary Compensation Table on page 16.

(2)          Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R). As of December 31, 2006, each of the non-employee directors had the following number of options outstanding: Mr. Dawson: 10,000; Mr. Dorflinger: 107,500; Mr. Duncan: 10,000; Ms. Lang: 26,250; and Ms. Strom: 40,000.

(3)          Mr. Cox resigned from the Board on May 26, 2006.

(4)          Mr. Custer retired from the Board on May 10, 2006.

COMMON SHARE OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of Common Shares as of March 27, 2007, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, each director and nominee for director of the Company, each executive officer of the Company and all directors and executive officers of the Company as a group.

Beneficial Owners	Common Shares Beneficially Owned(1)		Percentage of Outstanding Common Shares
Donald E. Nigbor	516,671	(2)	(5)
3000 Technology Drive Angleton, Texas 77515
Cary T. Fu	1,287,540	(3)	1.8%
3000 Technology Drive Angleton, Texas 77515
Donald F. Adam	46,874	(4)	(5)
3000 Technology Drive Angleton, Texas 77515
Steven A. Barton	30,500	(6)	(5)
3000 Technology Drive Angleton, Texas 77515
Gayla J. Delly	312,397	(7)	(5)
3000 Technology Drive Angleton, Texas 77515
Michael R. Dawson	10,000	(8)	(5)
15375 Memorial Drive Houston, Texas 77079
Peter G. Dorflinger	149,500	(9)	(5)
One Carolane Trail Houston, Texas 77024
Douglas G. Duncan	10,000	(10)	(5)
1715 Aaron Brenner Drive, Suite 600 Memphis, Tennessee 38120
Laura W. Lang	26,250	(11)	(5)
800 Boylston Street Boston, Massachusetts 02199
Bernee D.L. Strom	40,000	(12)	(5)
5505 Lake Washington Blvd., N.E. #3B Kirkland, Washington 98033
Directors and executive officers as a group (10 persons)	2,429,732	(13)	3.4%
EARNEST Partners, LLC	4,395,753	(14)(15)	6.1%
1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309
Wellington Management Company, LLP	4,111,860	(14)(16)	5.7%
75 State Street Boston, Massachusetts 02109
FMR Corp.	3,986,250	(14)(17)	5.5%
82 Devonshire Street Boston, Massachusetts 02109
Royce & Associates, LLC	3,844,350	(14)(18)	5.3%
1414 Avenue of the Americas New York, New York 10019

(1)          Unless otherwise noted, each person identified possesses sole voting and dispositive power with respect to the Common Shares listed, subject to community property laws.

(2)          Includes 487,499 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 27, 2007.

(3)          Includes 847,497 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 27, 2007.

(4)          Represents 46,874 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 27, 2007.

(5)          Less than 1%.

(6)          Includes 25,500 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 27, 2007.

(7)          Includes 303,748 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 27, 2007.

(8)          Includes 10,000 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 27, 2007.

(9)          Includes 107,500 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 27, 2007.

(10) Represents 10,000 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 27, 2007.

(11) Represents 26,250 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 27, 2007.

(12) Represents 40,000 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 27, 2007.

(13) Includes 1,904,868 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 27, 2007.

(14) Based solely on information filed with the SEC.

(15) The Company has been advised in a Schedule 13G filing dated as of February 14, 2007 as follows with respect to these shares: (i) EARNEST Partners, LLC has sole voting power with respect to 1,118,910 shares, sole dispositive power with respect to 4,395,753 shares, and shared voting power with respect to 1,797,243 shares, and (ii) EARNEST Partners, LLC holds such shares in its capacity as investor advisor.

(16) The Company has been advised in a Schedule 13G filing dated as of February 14, 2007 as follows with respect to these shares: (i) Wellington Management Company, LLP has shared voting power with respect to 3,195,860 shares and shared dispositive power with respect to 4,111,860 shares, and (ii) Wellington Management Company, LLP holds such shares in its capacity as investor advisor.

(footnotes continued on following page)

(17) The Company has been advised in a Schedule 13G filing dated as of February 14, 2007 as follows with respect to these shares: (i) FMR Corp. is the parent holding company of Fidelity Management & Research Company (“Fidelity”) and Fidelity Management Trust Company (“Fidelity Management”), (ii) Fidelity holds 3,897,400 such shares in its capacity as investor advisor to certain investment companies, (iii) Edward C. Johnson, III, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity and certain Fidelity funds each has the sole power to dispose or to direct the disposition of 3,897,400 shares owned by the funds, (iv) neither FMR Corp. nor Edward C. Johnson, III, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with such funds’ Board of Trustees; Fidelity carries out the voting of the shares under written guidelines established by such funds’ Board of Trustees, (v) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR Corp., holds 87,050 shares in its capacity as investor manager, (vi) Edward C. Johnson, III, Chairman of FMR Corp., and FMR Corp., through its control of PGATC, each has the sole power to dispose or to direct the disposition and vote or direct the vote with respect to 87,050 shares, and (vii) Fidelity International Limited (“FIL”) is the beneficial owner of 1,800 shares. Members of the family of Edward C. Johnson III are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. Partnerships controlled predominantly by members of the family of Edward C. Johnson III, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.

(18) The Company has been advised in a Schedule 13G filing dated as of January 18, 2007 as follows with respect to these shares: (i) Royce & Associates, LLC has sole power to vote or direct the vote and sole power to dispose or direct the disposition of 3,844,350 shares, and (ii) Royce & Associates, LLC holds such shares in its capacity as investor advisor.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the NYSE initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Shares and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and certain written representations provided to the Company by such persons, for the fiscal year beginning January 1, 2006 and ending December 31, 2006 all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten-percent beneficial owners were satisfied in a timely manner.

EXECUTIVE OFFICERS

The executive officers of the Company are Donald E. Nigbor, Cary T. Fu, Donald F. Adam, Steven A. Barton and Gayla J. Delly. See “Election of Directors—Nominees for Election” for certain information with respect to the age, positions and length of service with the Company, and business experience of Messrs. Nigbor, Fu and Barton.

Ms. Delly, 47, has been with the Company since 1996 and served as President from December 2006 and Chief Financial Officer from May 2001 to December 2006. She has also served as Executive Vice President of the Company from September 2004 to December 2006, as Vice President Finance of the Company from November 2000 to September 2004, as Treasurer from January 1996 to December 2006 and as Controller of the Company from January 1996 to January 2002. Ms. Delly holds a B.S. degree in accounting from Samford University and is a Certified Public Accountant.

Mr. Adam, 43, has been Chief Financial Officer of the Company since December 2006. He has served as Vice President and Corporate Controller from July 2005 and as Corporate Controller from January 2002 to July 2005. From February 1998 to January 2002, Mr. Adam served as Chief Financial Officer of Specialty Piping Components, Inc. Mr. Adam holds a B.B.A. degree in accounting from The University of Texas and is a Certified Public Accountant.

EXPENSES OF SOLICITATION

The cost of soliciting proxies on behalf of the Board will be borne by the Company. Solicitations of proxies are being made by the Company through the mail and may also be made in person or by telephone. Directors and employees of the Company may be utilized in connection with such solicitations and no additional compensation will be paid to such individuals. The Company also will request brokers and nominees to forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons and will reimburse them for their reasonable forwarding expenses.

DATE OF SUBMISSION OF SHAREHOLDER PROPOSALS

In order for proposals submitted to by the shareholders of the Company pursuant to Rule 14a-8 of the General Rules and Regulations under the Exchange Act to be included in the Company’s proxy statement and form of proxy relating to the 2008 Annual Meeting of the Shareholders, such proposals must be received at the Company’s principal executive offices no later than December 6, 2007. A shareholder choosing not to use the procedures established in Rule 14a-8 but wishing to submit a proposal at the Company’s 2008 Annual Meeting of the Shareholders must deliver the proposal at the Company’s principal executive offices no later than February 4, 2008.

FORM 10-K

A copy of our 2006 Annual Report to Shareholders, which excludes exhibits, but includes our financial statements for fiscal year 2006, is enclosed with this Proxy Statement. The Company’s Annual Report on Form 10-K, including all exhibits, has been filed with the SEC. Upon payment of the Company’s reasonable expenses, the Company will furnish a copy of any exhibit to the Form 10-K to any shareholder who makes a written request therefore to Investor Relations, Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515.

OTHER MATTERS

The Board does not intend to bring any other matter before the Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

By order of the Board of Directors,
/s/ KENNETH S. BARROW
Kenneth S. Barrow
Secretary

PROXY	BENCHMARK ELECTRONICS, INC.	PROXY

2007 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, MAY 9, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The 2007 Annual Meeting of Shareholders of Benchmark Electronics, Inc. (the “Company”) will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on Wednesday, May 9, 2007, beginning at 10:00 a.m. (local time). The undersigned hereby acknowledges receipt of the related Notice and Proxy Statement dated February 4, 2007, accompanying this proxy.

The undersigned hereby appoints Donald E. Nigbor, Steven A. Barton, and Cary T. Fu, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all common shares, par value $0.10 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 2007 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters, not known or determined at the time of the solicitation of this proxy, as may properly come before such meeting or any adjournment thereof.

This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned’s directions set forth herein.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR NAMED HEREIN TO SERVE ON THE BOARD OF DIRECTORS UNTIL THE 2008 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2007.

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

IMPORTANT — This Proxy must be signed and dated on the reverse side.

1.               to elect eight directors to serve on the Board of Directors until the 2008 annual meeting of shareholders and until their successors are duly elected and qualified

Donald E. Nigbor	☐ For	☐ Withhold

Cary T. Fu	☐ For	☐ Withhold

Steven A. Barton	☐ For	☐ Withhold

Michael R. Dawson	☐ For	☐ Withhold

Peter G. Dorflinger	☐ For	☐ Withhold

Douglas G. Duncan	☐ For	☐ Withhold

Laura W. Lang	☐ For	☐ Withhold

Bernee D. L. Strom	☐ For	☐ Withhold

2.               to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2007

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please sign your name exactly as it appears above. If shares are held jointly, all joint owners should sign. If shares are held by a corporation, please sign the full corporate name by the president or any other authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as such.

Dated                                               , 2007

Signature of Shareholder